Warsaw, IN. . . March 8, 2004 . . . (NASDAQ:BMET)

BIOMET, INC. TO ACQUIRE INTERPORE INTERNATIONAL, INC.

Strategic combination expands Biomet's presence in the rapidly growing spinal market

Biomet, Inc. (NASDAQ:BMET) today announced that it has entered into a definitive agreement with Interpore International, Inc. (NASDAQ:BONZ) under which Biomet will acquire all of the outstanding common stock of Interpore for $14.50 per share, in cash, representing a total equity value of approximately $280 million.

Based in Irvine, California, Interpore is focused on providing innovative products for spinal surgery.  Its three major product groups: spinal implant products; orthobiologic products; and minimally invasive surgery products are used by orthopedic surgeons and neurosurgeons in a wide range of applications.  Interpore's net sales in 2003 were approximately $67.5 million.

Dane A. Miller, Ph.D., Biomet's President and Chief Executive Officer, stated, "We are very excited about combining the Interpore organization with Biomet.  Interpore's strong franchise in the spinal market will expand Biomet's presence in this clinically important and rapidly growing market segment.  Interpore's broad range of spinal products, as well as its strong research and development capabilities, are highly attractive to Biomet.  We believe this transaction will allow Biomet's spinal franchise to possess the depth and breadth of resources, services, products and technologies to become more competitive in the worldwide spinal market.   We will command a solid position in the spinal marketplace with revenues of approximately $200 million and a domestic salesforce in excess of 400 individuals servicing our spinal surgeon and neurosurgeon customers."

Dave Mercer, Interpore Cross' President and Chief Executive Officer, commented, "We feel that Interpore Cross' comprehensive spinal implant product line and new product pipeline is an ideal fit with Biomet's extensive sales and distribution capabilities as well as their broad resources and premier reputation in the orthopedic industry."  Excluding one-time acquisition related charges, Biomet expects the transaction to be neutral to its diluted earnings per share for its fiscal year ended May 31, 2005 and accretive thereafter.

The transaction has been approved by the boards of directors of both companies and is expected to close, subject to regulatory approval, Interpore stockholder approval and other customary closing conditions, in the second quarter of calendar 2004.  In connection with the transaction, certain Interpore stockholders have entered into agreements to vote their shares in favor of the transaction.  Biomet will pay the purchase price out of currently available cash and readily available short-term debt.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

# # #